EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (May 2, 2006) – The Dixie Group, Inc. (Nasdaq/NM:DXYN) today reported income from continuing operations of $926,000, or $0.07 per diluted share, for the first quarter ended April 1, 2006, compared with income from continuing operations of $1,872,000, or $0.15 per diluted share, for the first quarter of 2005.  Sales for the first quarter of 2006 were $79,173,000, up 10% from sales of $72,034,000 in the year-earlier quarter.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "First quarter results reflected an 11% gain in our sales of carpet products, driven by a 16% increase in revenue from commercial carpet products and a 9% increase in revenue from residential carpet products.  All of our carpet businesses grew during the first quarter; however, a significant portion of the revenue growth was split equally between our commercial and Dixie Home products.

"Our first quarter profit performance continued to be negatively affected by issues associated with the rapid growth over the past several years that over-taxed our operating capabilities beginning in the second half of 2005.  Outsourcing of tufting production during the start-up of our new North Georgia tufting operation and its related cost and quality issues, expenses associated with the start-up of our new tufting and tile manufacturing operations, and higher fixed costs all had a negative impact on first quarter 2006 results.

“The installation of the equipment at our North Georgia tufting operation was completed in April of this year, and this facility should be running on a full schedule before the end of May.  The new tufting operation already has simplified operations, improved service and quality and allowed us to introduce and sample new products in a more timely manner.  Our need to outsource tufting will be significantly reduced when this new tufting operation is running at full capacity.  The new tufting operations should begin to lower manufacturing costs during the second quarter of 2006, with the full benefit seen in the last half of the year.

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“The emphasis we have placed on introduction and sampling of new products early in 2006 – including product introductions delayed in the last half of 2005, should continue to fuel sales growth. Our order entry rate is increasing, making us optimistic that our revenue growth this year will continue at a rate well above that of the carpet industry as a whole.  We still expect total sales to increase in the 7% to 12% range this year," Frierson concluded.

Results related to discontinued operations reflected a loss of $91,000, or $0.01 per diluted share, in the first quarter of 2006 compared with income of $422,000, or $0.03 per diluted share, in the first quarter of 2005.  Including discontinued operations, the Company reported net income of $835,000, or $0.06 per diluted share, in the first quarter of 2006 compared with net income of $2,294,000, or $0.18 per diluted share, in the first quarter of 2005.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 10:00 a.m. Eastern Time on May 2, 2006.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen only telephonic conference will be available by dialing 719-457-2629 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 719-457-0820 and entering 4668087 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended
	April 1, 2006	March 26, 2005
NET SALES	$79,173	$72,034
Cost of sales	56,974	49,991

GROSS PROFIT	22,199	22,043
Selling and administrative expenses	19,216	17,799
Other operating income	(342)	(85)
Other operating expense	157	36

OPERATING INCOME	3,168	4,293

Interest expense	1,767	1,402
Other income	(12)	(92)
Other expense	3	20
Income from continuing operations before income taxes	1,410	2,963
Income tax provision	484	1,091
Income from continuing operations	926	1,872
Loss from discontinued operations, net of tax	(91)	(412)
Income on disposal of discontinued operations, net of tax	---	834

NET INCOME	$835	$2,294

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.07	$0.15
Discontinued operations	(0.00)	(0.03)
Disposal of discontinued operations	---	0.07

Net income	$0.07	$0.19

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.07	$0.15
Discontinued operations	(0.01)	(0.03)
Disposal of discontinued operations	---	0.06

Net income	$0.06	$0.18

Weighted-average shares outstanding:
Basic	12,632	12,270
Diluted	12,935	12,853

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THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	April 1, 2006		December 31, 2005
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$1,393	$	---
Accounts receivable, net	37,802		31,633
Inventories	76,569		72,871
Other	11,105		10,577
Total Current Assets	126,869		115,081

Net Property, Plant and Equipment	96,579		92,948
Goodwill	57,177		57,177
Other Assets	12,847		11,797
TOTAL ASSETS	$293,472		$277,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$39,655		$33,224
Current portion of long-term debt	6,964		6,341
Total Current Liabilities	46,619		39,565

Long-Term Debt
Senior indebtedness	68,992		60,987
Capital lease obligations	4,436		4,727
Convertible subordinated debentures	22,162		22,162
Deferred Income Taxes	10,954		10,768
Other Liabilities	15,073		15,310
Stockholders' Equity	125,236		123,484
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$293,472		$277,003

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